EXHIBIT 10.4(4)

                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT is dated as of April 1, 2003 (this "Agreement"), by and between FOTOBALL USA, INC., a Delaware corporation (the "Company"), and Scott P. Dickey ("Executive").


                              W I T N E S S E T H :

         WHEREAS, Executive is currently serving as the President and Chief Operating Officer of the Company under a two-year employment agreement with the Company dated as of March 28, 2001; and

         WHEREAS, the Company and Executive desires to extend the employment relationship upon the terms set forth in this Agreement;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

         1.       Employment.

         (a) The Company hereby employs (the "Employment") Executive as the President and Chief Operating Officer of the Company. Executive shall have authority to control the day-to-day operations of the Company, subject to the general supervision, control and guidance of the Chief Executive Officer (the "CEO") and the Board of Directors of the Company (the "Board"). Executive hereby accepts the Employment and agrees to (i) render such executive services, (ii) perform such executive duties and (iii) exercise such executive supervision and powers to, for and with respect to the Company, as may be established by the CEO or the Board, for the period and upon the terms set forth in this Agreement. Other than the CEO, Executive shall be the most senior executive officer of the Company during the Term.

         (b) Executive shall devote substantially all of his business time and attention during the normal business day to the business and affairs of the Company consistent with his executive positions with the Company, except for vacations permitted pursuant to Section 3.5 and Disability (as defined in Section 6.2). This Agreement shall not be construed as preventing Executive from engaging in charitable and community affairs, or giving attention to his passive investments, provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement.

         2. Term. Except as otherwise specifically provided in Section 6 below, the term of this Agreement (as may be extended, the "Term") shall commence on April 1, 2003 and shall continue until March 31, 2005, subject to the terms and conditions of this Agreement. The Term may be extended for consecutive one-year renewal terms by written notice by either party to the other between sixty (60) and ninety (90) days prior to the end of the original two-year term or one-year renewal terms.

         3.       Compensation.

         3.1. Base Salary. Executive shall be paid a base salary (the "Base Salary") of one hundred thousand dollars ($100,000), during the period from April 1, 2003 to September 30, 2003, one hundred and twenty thousand dollars ($120,000) during the period from October 1, 2003 to March 31, 2004 and two hundred and forty thousand dollars ($240,000), during the second year of the Term, payable in equal payments at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. Thereafter, the Base Salary shall be reviewed by the Board on or before April 1 of each year during the Term, with such reviews to commence prior to such date, and shall be subject to increase in the discretion of the Board, taking into account merit, corporate and individual performance and general business conditions, including changes in the consumer price index published by the United States Bureau of Labor, Bureau of Labor Statistics, for the San Diego, California metropolitan area. Such increase, if any, in Executive's Base Salary shall be effective on April 1 of each year during any renewal Term commencing in 2005.

         3.2. Bonus. In addition to the Base Salary, Executive shall be entitled to such bonus compensation ("Bonus Compensation") as may be determined on a calendar basis from time to time by the Compensation Committee of the Board and subject to a budget to be agreed upon by the Board. The Bonus Compensation for each year shall be paid by the Company to Executive no later than the date on which similar year-end bonuses are paid to other senior executive officers of the Company.

         3.3.     Stock Options.

         (a) Subject to the receipt of stockholder approval for an amendment (the "Amendment") to increase the size of the Plan (as defined below), the Company shall issue to Executive non-qualified options (the "First Options") to purchase 20,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company at a per share exercise price equal to the closing market price of the Common Stock on the date of the receipt of stockholder approval for the Amendment. Subject to the receipt of stockholder approval for the Amendment, on the first day of the second year of the Term, the Company shall issue to Executive non-qualified options (the "Second Options" and together with the First Options, the "Options") to purchase 20,000 shares of Common Stock of the Company at a per share exercise price equal to the closing market price of the Common Stock on the date thereof. The issuance of the Options to the Executive by the Company shall be subject to three-year vesting, and in accordance with the terms of the 1998 Stock Option Plan of the Company or any successor stock option plan (the "Plan").

         (b) On the first business day following stockholder approval of the Amendment, the Company shall cause the issuance to Executive of the First Options and, if stockholder approval is obtained during the second year of the Term, the issuance of the First Options and the Second Options, subject to and in accordance with the terms of the Plan.

         (c) Executive's vested Options shall be exercisable for a period of ten years from the date of issuance. Upon the termination of this Agreement, any unvested Options shall lapse, except as otherwise provided in Section 6 below, and Executive shall have ninety (90) days from the date of termination in accordance with the terms of this Agreement to exercise any vested Options (one year in the case of termination by reason of death or Disability of Executive).

         3.4. Employee Benefits. In addition to the Base Salary and the Bonus Compensation, Executive shall be entitled (i) to receive the fringe benefits now or hereafter provided by the Company to its executive officers, including, but not limited to, life, hospitalization, surgical, major medical and disability insurance and sick leave, (ii) to be a full participant in all of the Company's other benefit plans, pension plans, retirement plans and profit-sharing plans which may be in effect from time to time or may hereafter be adopted by the Company, (iii) to all costs and expenses for the maintenance, including insurance, and operation of Executive's automobile; provided, however, that such costs and expenses shall not exceed $500 in any month, (iv) to term life insurance coverage in an amount equal to Executive's then current Base Salary policy and (v) to YPO educational reimbursements annually.

         3.5. Vacation. During the Term, Executive shall be entitled to such vacation with pay during each calendar year of his Employment hereunder consistent with his position as an executive officer of the Company, but in no event less than three (3) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term). Such vacation may be taken, in Executive's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Executive shall not be entitled to any additional compensation in the event that Executive, for whatever reason, fails to take such vacation during any year of his Employment hereunder. Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

         4. Indemnification. Executive shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses available from time to time under the laws of the State of Delaware.

         5. Expenses. During the Term, the Company shall reimburse Executive upon presentation of appropriate vouchers or receipts in accordance with the Company's expense reimbursement policies for executive officers, for all out-of-pocket business travel and entertainment expenses incurred or expended by Executive in connection with the performance of his duties under this Agreement.

         6. Consequences of Termination of Employment.

         6.1. Death. In the event of the death of Executive during the Term, Executive's Employment hereunder shall be terminated as of the date of his death and Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the "Estate"), shall be paid Executive's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation for any fiscal year which has ended as of the date of such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be pro-rated and all such Bonus Compensation payable as a result of this Section
6.1 shall be otherwise payable as determined by the Compensation Committee of the Board, in its sole discretion. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans.

         6.2. Disability. In the event Executive shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) (any of the foregoing shall be referred to herein as a "Disability") for a period of either
(i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Executive ten (10) days prior written notice. If Executive's Employment hereunder is so terminated, Executive shall be paid, in addition to payments under any disability insurance policy in effect, Executive's unpaid Base Salary through the month in which the termination occurs, plus Bonus Compensation on the same basis as is set forth in
Section 6.1 above.

         6.3. Termination of Employment of Executive by the Company for Cause.

         (a) Nothing herein shall prevent the Company from terminating Executive's Employment for Cause (as defined below). From and after the date of such termination, Executive shall no longer be entitled to receive Base Salary and Bonus Compensation and the Company shall no longer be required to pay premiums on any life insurance or disability policy for Executive. Any rights and benefits which Executive may have in respect of any other compensation or any employee benefit plans or programs of the Company, whether pursuant to
Section 3.4 or otherwise, shall be determined in accordance with the terms of such other compensation arrangements or plans or programs. The term "Cause," as used herein, shall mean that: (i) Executive shall embezzle funds or misappropriate other property of the Company or any subsidiary; or (ii) Executive shall willfully disobey a lawful directive of the CEO or the Board, whether through commission or omission; or (iii) Executive shall breach this Agreement in a material manner or engage in fraudulent conduct as regards the Company.

         (b) The Company shall provide Executive with written notice stating that it intends to terminate Executive's Employment for Cause under this Section
6.3 and specifying the particular act or acts on the basis of which the Board intends to so terminate Executive's Employment. Executive shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts (other than with respect to an action described in Section 6.3(a)(i) above as to which the Board may immediately terminate Executive's Employment for Cause). Other than with respect to an action described in Section 6.3(a)(i) above, Executive shall be given seven (7) days after his meeting with the Board to take reasonable steps to cease or correct the performance (or nonperformance) giving rise to such written notice. In the event the Board determines that Executive has failed within such seven-day period to take reasonable steps to cease or correct such performance (or nonperformance), Executive shall be given the opportunity, within ten (10) days of his receipt of written notice to such effect, to have a meeting with the Board to discuss such determination. Following that meeting, if the Board believes that Executive has failed to take reasonable steps to cease or correct his performance (or nonperformance) as above described, the Board may thereupon terminate the Employment of Executive for Cause.

         6.4. Termination of Employment Other than for Cause, Death or
Disability.

         (a) Termination. This Agreement may be terminated by the Company (in addition to termination pursuant to Sections 6.1, 6.2 or 6.3 above) upon the expiration of the Term.

         (b) Severance and Non-Competition Payments.

         (1) If this Agreement is terminated by the Company, including a Constructive Termination (as defined below), other than as a result of death or Disability of Executive or for Cause, the Company shall pay Executive a severance and non-competition payment equal to the sum of (x) an amount equal to the Base Salary for the remainder of the Term plus (y) an amount equal to the Bonus Compensation earned by Executive in respect of the last full fiscal year immediately preceding the year of termination multiplied by the number of full fiscal years remaining in the Term; provided, however, that a termination during the last twelve (12) months of the Term shall be governed by Section 6.4(b)(3)(x) below. Such severance and non-competition payment shall be payable, in Executive's sole discretion, either (i) in a lump sum on the first day of the month following the termination or (ii) in equal monthly installments commencing on the first day of the month following termination and continuing for the remainder of the Term. In addition, all unvested Options shall be deemed to have vested on the date of such termination.

         (2) For purposes of this Agreement, "Constructive Termination" shall be deemed to have occurred upon (x) the removal of Executive from, or a failure of Executive to continue as, President and Chief Operating Officer of the Company and (y)(i) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions or
(y)(ii) the material breach by the Company of this Agreement and, in any such case, Executive does not agree to such change and elects to terminate his Employment.

         (3) (A) If this Agreement is not renewed beyond the Term by the Company or if this Agreement is terminated by the Company, including a Constructive Termination, other than as a result of death or Disability of Executive or for Cause in accordance with this Section 6, during the last twelve (12) months of the Term, a severance and non-competition payment equal to the sum of (x) an amount equal to the Base Salary in respect of the calendar year immediately preceding the year of termination plus (y) an amount equal to the Bonus Compensation earned by Executive in respect of the calendar year immediately preceding the year of termination. (B) If the Agreement is not renewed beyond the Term by Executive, the Company may elect, by written notice given to the Executive, within fifteen (15) days of the Company's receipt of Executive's notice not to renew, to pay Executive the payments referred to in this Section 6.4(b)(3)(A) above. The severance and non-competition payment shall be payable (to the extent applicable), in Executive's sole discretion, either (i) in a lump sum of the first day of the month following the termination or (ii) in twelve
(12) equal monthly installments commencing on the first day of the month following termination. In addition, all unvested Options shall be deemed to have vested on the date of such termination if such termination was pursuant to
Section 6.4(b)(3)(A) or the Company elected to pay such termination as provided in Section 6.4(b)(3)(B) above. Otherwise such unvested options shall terminate in accordance with the Plan.

         (4) Executive shall not be required to mitigate the amount of any severance and non-competition payment provided for under this Agreement by seeking other employment or otherwise.

         7. Confidential Information.

         7.1. Executive covenants and agrees that he will not at any time, either during the Term or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of this Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company; provided, however, that Confidential Information shall not include any information which
(x) is known generally to the public other than as a result of unauthorized disclosure by Executive, (y) becomes available to the Executive on a non-confidential basis from a source other than the Company or (z) was available to Executive on a non-confidential basis prior to its disclosure to Executive by the Company. It is specifically understood and agreed by Executive that any Confidential Information received by Executive during his Employment by the Company is deemed Confidential Information for purposes of this Agreement. In the event Executive's Employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

         7.2. Executive and the Company agree that this covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenant contained in this Section 7 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction, without the necessity of obtaining a bond or other security, against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 7.

         8. Non-Competition; Non-Solicitation.

         8.1. During the Term and for an additional period of one (1) year following the nonrenewal or termination of this Agreement unless the Company elects not to pay in accordance with Section 6.4(b)(3)(B) above, Executive agrees that, without the prior written consent of the Company: (i) he shall not be a principal, manager, agent, consultant, officer, director or employee of, or, directly or indirectly, own more than one (1%) percent of any class or series of equity securities in, any partnership, corporation or other entity, which, now or at such time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company or (ii) directly or indirectly solicit or have any dealings or contact or contact with any suppliers or customers of the Company.

         8.2. During the Term and for an additional period of one (1) year following the nonrenewal or termination of this Agreement, Executive agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Executive shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six (6) months immediately preceding such date of hiring or solicitation.

         8.3. Executive and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Executive agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction, without the necessity of obtaining a bond or other security, against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

         9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:


If  to the Company, to:    Fotoball USA, Inc.
                           6740 Cobra Way
                           San Diego, California  92121
                           Telecopy:  (858) 909-9901
                           Attention: Chief Executive Officer

If  to Executive, to:       Mr. Scott Dickey
                            5625 Waverly Avenue
                            La Jolla, California 92037

         10. Entire Agreement. This Agreement and the Plan (as amended by the Amendment) contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.

         11. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Executive. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Company.

         12. No Assignment. Except as contemplated by Section 11 above, this Agreement shall not be assignable or otherwise transferable by either party.

         13. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Executive and by a duly authorized officer of the Company (other than Executive). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

         14. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

         15. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

         16. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

         17. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

         18. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


                                                     FOTOBALL USA, INC.


                                                     By: /s/ Michael Favish
                                                         --------------------
                                                     Name: Michael Favish
                                                     Title: Chairman and CEO

                                                     /s/ Scott P. Dickey
                                                     ------------------------
                                                     Scott P. Dickey